EXHBIT 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made on this 18th day of July, 2016 (the “Effective Date”), by and between TapImmune, Inc., a Nevada corporation (the “Company”), and Glynn Wilson, an individual (the “Executive”), and amends that certain Employment Agreement between the Company and the Executive, dated November 12, 2015 (the “Employment Agreement”).

WHEREAS, the Company and the Executive entered into the Employment Agreement on November 12, 2015, and

WHEREAS, the Company desires to appoint John Bonfiglio as President and Chief Operating Officer of the Company and retain the Executive as the Chief Executive Officer the Executive, and in keeping therewith desire to amend the Employment Agreement, as provided herein.

NOW WITNESSETH:

The Executive and the Company for themselves, their heirs, successors and assigns, in consideration of their mutual promises contained herein, intending to be legally bound, hereby agree that the Employment Agreement is hereby amended as follows:

1. Section 1 of the Employment Agreement is hereby amended to read as follows in its entirety:

EMPLOYMENT. The Company will employ the Executive as the Chief Executive Officer of the Company, and the Executive agrees to continue to serve in such capacity and provide his services to the Company on the terms and conditions set forth in this Agreement.

2. Section 2 of the Employment Agreement is hereby amended by replacing the first paragraph thereof with the following:

POSITION AND DUTIES. On and after the date of this Agreement, the Executive will serve as the Chief Executive Officer of the Company. The Executive agrees that during the Term (as defined below) he shall dedicate his full business time, attention and energies, consistent with historical past practices, to performing his duties to the Company, as prescribed by the Board of Directors (the “Board”). The Executive will manage the business affairs of the Company and perform the duties typically assigned to the chief executive officer of a similarly situated company in the Company’s industry. The Executive shall also perform such other reasonable duties as may hereafter be assigned to him by the Board, consistent with his abilities and position as the Chief Executive Officer, and providing such further services to the Company as may reasonably be requested of him. The Executive will report to the Board of the Company, and carry out the decisions and otherwise abide by and enforce the rules and policies of the Company.

3. Except as expressly amended by this Amendment, the Employment Agreement shall continue and remain in full force and effect.

4. This Amendment may be executed in one or more counterparts (including by electronic means), each counterpart is deemed an original, and all counterparts collectively constitute one and the same document.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above, to be effective on the Effective Date, for the purposes herein contained.

COMPANY – TapImmune, Inc.		EXECUTIVE

By:	/s/ David Laskow-Pooley	/s/ Glynn Wilson
	David Laskow-Pooley, Compensation Committee Chair	Name: Glynn Wilson

[Signature Page to Amendment to Employment Agreement]